FOR RELEASE JUNE 23, 2005
Contact:	Lawrence Pemble or Robert C. Goodwin, Jr. Chindex International, Inc. (301) 215-7777

CHINDEX INTERNATIONAL, INC.
ANNOUNCES FISCAL 2005 YEAR END AND FOURTH QUARTER RESULTS

BETHESDA, MARYLAND – June 23, 2005 - Chindex International, Inc. (NASDAQ: CHDX), an independent American provider of Western healthcare products and medical services in the People’s Republic of China, today announced results for its fiscal year end and fourth quarter ended March 31, 2005. The Company’s revenue topped $100 million for the first time. However, due to the negative impact of delays in opening the Company’s hospital facility in Shanghai, the slower than expected rollout of branded products in the retail pharmacy business, and other factors the Company reported a net loss for the three and twelve month periods

Revenue for the quarter ended March 31, 2005 was $24.2 million, a 3% decrease over revenue of $25.0 million in the quarter ended March 31, 2004. Revenue for the year ended March 31, 2005 was $100.8 million, an increase of 14% over revenue of $88.2 million for the 2004 fiscal year.

The net loss for the quarter ended March 31, 2005 was $2.1 million, or a loss per share of $0.38. This compares to a net loss of $484,000, or a loss per share of $0.13, for the quarter ended March 31, 2004. The net loss for the year ended March 31, 2005 was $5.7 million, or a loss per share of $1.06. This compares to a net loss of $2.0 million, or a loss per share of $0.53, for the year ended March 31, 2004.

The Company’s balance sheet as of March 31, 2005 shows cash and cash equivalents of $8.2 million, total assets of $57.3 million, a current ratio of 1.3:1 and stockholders’ equity of $25.0 million.

Roberta Lipson, President and CEO of Chindex, commented on the results:

“Our revenues exceeded $100 million for the first time this year. Despite a very challenging year, for which we reported substantial losses, the fourth quarter saw improvements over the results for the third quarter in both the hospital and medical capital equipment divisions. However, we continue to be challenged in our retail pharmacy distribution business unit for which we have now planned a series of remedial steps.

“Our fiscal 2005 period results were negatively impacted by a variety of factors, the most significant being expenses related to the commencement of services in our new Shanghai United Family Hospital as well as investment in expansion of services in Beijing. In addition in the HPD division, we experienced faster than expected phase-out of third party logistics services, the readjustment of distribution territories by a large supplier of personal care products and delays in the program for the rollout of additional branded products in the retail pharmacy business. These factors combined with an overall increase of costs at the parent level, including significant increases related to local entity excise taxes and increased corporate governance and Sarbanes-Oxley compliance, as well as an increase in our reserve for doubtful accounts, resulted in the operating losses reported for the year.

“In the Healthcare Services division revenues increased 51% in the fourth quarter and 43% in the twelve month period compared to the same periods in the prior year. The increase in revenues was substantially due to growth at our existing Beijing facility as the Shanghai facility did not begin producing revenues until very late in the year. As expected, due to expenses related to the startup of the Shanghai facility, the division reported an operating loss in both periods. The new hospital opened late in the year and we have been very pleased with the ramp-up of operations thus far. We were pleased at the continued significant growth in Beijing during the year. As we move into fiscal 2006, our strategy in the near term for the hospital group is focus on regaining consolidated divisional profitability while moving forward strategically with expanded services and aggressive Chinese client development supported by strategic cooperation with a health insurance company in China. In Beijing, we opened our second affiliated satellite clinic in the downtown area this week. In Shanghai we have begun planning for our second satellite clinic to serve the Pudong residential population. Finally, we are scheduled for our JCI accreditation survey at our hospital in Beijing in August. JCI is the international version of the American hospital accreditation standard.

“In the Medical Capital Equipment division, revenues increased 6% in the fourth quarter and 27% in the twelve month period compared to the same periods in the prior year. The division reported an operating profit in the fourth quarter and a slight loss on the year. These results included a substantial increase in our reserve for doubtful accounts as well as additional burden of administrative expense for corporate level compliance activities. During the year we announced new distribution agreements with Intuitive Surgical for their surgical robotics systems and Candela for their cosmetic laser systems. Both products are being rolled out this spring and summer in the China market. As previously announced, we have been awarded contracts under German government financing packages through the KfW Investment Bank, the first of which is now being shipped. We continue our strategy of growth through the expansion of sales channels involving the greater use of local Chinese sub-distributors and selectively adding new products and technologies to our product offerings.

”Finally, in the Healthcare Products Distribution division revenues declined 34% in the fourth quarter and 9% in the twelve month period compared to the same periods in the prior year. The division reported operating losses in both the quarter and twelve-month periods. We are now in the process of aggressively reassessing the near term strategy of this division and soliciting potential strategic business partners. We seek to capitalize on our investment in this industry through a partnership, preferably with equity participation, with a major branded products manufacturer. We now distribute personal care products to over 1400 pharmacies in 60 cities nationwide and have the capacity to expand that to 3,200 pharmacies during the course of this year. We believe this is a unique capability in China today and a platform that would bring value to potential investors.

“The fiscal 2005 period saw an accumulation of pressures in many areas of the business. The effect of these pressures is reflected in our results. Healthcare Services and Medical Capital Equipment businesses have strong prospects, we have aggressively implemented many cost saving measures across the company and are focusing efforts in pursuing several strategic options to resolve the situation in the HPD Division. We continue to believe in the unique positioning of the business platforms we have developed here in China and in the long term benefit these will bring to the company and its shareholders. ” Lipson concluded.

Chindex is an American company operating in several healthcare sectors of the Chinese marketplace, including Hong Kong. It provides representative and distribution services to a number of major multinational companies including Siemens AG (ultrasound systems) and Guidant (interventional cardiology products including stents, balloon catheters and guide wires). Its distribution channels to the retail pharmacy industry in China have been developed through a relationship with a major multinational cosmetics manufacturer. It also provides healthcare services through the operations of its private hospitals in China. With twenty-three years of experience, over 1,000 employees, and operations in the United States, China and Hong Kong, the Company’s strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Some of the information in this release may contain statements regarding future expectations, plans, prospects for performance of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company cannot guarantee future results, levels of activity, performance or achievements. The numbers discussed in this release also involve risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described by such statements: our ability to manage our growth and maintain adequate controls, our ability to obtain additional financing, the loss of services of key personnel, general market conditions including inflation or foreign currency fluctuations, our dependence on relationships with suppliers, the timing of our revenues and fluctuations in financial performance, the availability to our customers of third-party financings, product liability claims and product recalls, competition, hiring and retaining qualified sales and service personnel, management of inventory, relations with foreign trade corporations, dependence on sub-distributors and dealers, completion and opening of healthcare facilities, attracting and retaining qualified physicians and other hospital personnel, regulatory compliance, the cost of malpractice, our dependence on our information systems, the economic policies of the Chinese government, the newness and undeveloped nature of the Chinese legal system, the regulation of the conversion of Chinese currency, future epidemics in China such as SARS, the control over our operation by insiders, continuity of relationships and variability of financial margins with existing suppliers, our liquidity and availability of capital resources to meet cash requirements, including capital expenditures and those other factors contained in the section titled “Risk Factors” as set forth on page 6 of the Company’s Registration Statement on Form S-3 (File No. 333-123975) declared effective by the Securities and Exchange Commission on April 20, 2005, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. The forward-looking statements and numbers contained herein represent the judgment of the Company, as of the date of this press release, and the Company disclaims any intent or obligation to update such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances on which such statements are based.

# # # #
Financial Summary Attached

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(thousands except share and per share data)

	Three months ended March 31,		Year ended March 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)

Product sales	$17,464	$20,549	$77,974	$72,229
Healthcare services revenue	6,752	4,475	22,801	15,954

Total revenue	24,216	25,024	100,775	88,183
Cost and expenses
Product sales costs	14,027	16,320	62,491	58,014
Healthcare services costs	7,839	4,335	24,636	15,731
Selling and marketing expenses	3,259	3,045	12,221	10,346
General and administrative	1,696	1,120	6,885	5,682

(Loss) income from operations	(2,605)	204	(5,458)	(1,590)
Loss on equity investment	0	(222)	0	(222)
Other (expenses) and income
Interest expense	(122)	(63)	(229)	(249)
Interest income	18	5	84	44
Miscellaneous (expense)
income – net	3	5	(112)	94

(Loss) income before income taxes	(2,706)	(71)	(5,715)	(1,923)
Benefit from (Provision for) income taxes	606	(413)	57	(64)

Net loss	$(2,100)	$(484)	$(5,658)	$(1,987)

Net loss per common share	$(0.38)	$(0.13)	$(1.06)	$(0.53)

Weighted average shares outstanding	5,507,077	3,824,819	5,313,573	3,758,170

CONSOLIDATED CONDENSED BALANCE SHEETS
(thousands except share data)

	March 31, 2005	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$8,173	$6,791
Trade accounts receivable, less allowance for doubtful accounts of $1,851 and $1,131, respectively
Equipment sales receivables	13,120	15,039
Patient service receivables	2,706	2,335
Inventories	10,856	10,363
Deferred income tax	222	467
Other current assets	2,034	2,235

Total current assets	37,111	37,230
Property and equipment, net	17,620	8,901
Long-term deferred income taxes	1,780	1,334
Other assets	777	386

Total assets	$57,288	$47,851

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$26,420	$24,338
Short-term portion of capitalized leases	189	123
Short-term debt and vendor financing	2,839	5,668
Income taxes payable	4	381

Total current liabilities	29,452	30,510
Long-term portion of capitalized leases	124	125
Long-term debt	2,749	0

Total liabilities	32,325	30,635
Minority interest		18
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	0	0
Common stock, $.01 par value, 13,600,000 and 6,800,000 shares authorized, including 1,600,000 and
800,000 designated Class B at March 31, 2005 and 2004, respectively:
Common stock – 5,728,443 and 3,643,152 shares issued and outstanding at	57	36
March 31, 2005 and 2004 respectively
Class B stock – 775,000 shares issued and outstanding at March 31, 2005	8	8
and 2004
Additional capital	35,884	22,488
Accumulated other comprehensive income	17	11
Accumulated deficit	(11,003)	(5,345)

Total stockholders' equity	24,963	17,198
Total liabilities, minority interest and stockholders’ equity	$57,288	$47,851

SEGMENT INFORMATION

We have three reportable segments: Medical Capital Equipment, Healthcare Products Distribution, and Healthcare Services. We evaluate performance and allocate resources based on profit or loss from operations before income taxes, not including gains or losses on our investment portfolio.

	Medical Capital	Healthcare Products
	Equipment	Distribution	Healthcare Services	Total
As of March 31, 2005:
Assets	$22,698,000	$13,712,000	$20,878,000	$57,288,000
For the three months ended March 31, 2005:

Sales and service revenue	$10,426,000	$7,038,000	$6,752,000	$24,216,000
Gross Profit	2,960,000	477,000	n/a	n/a
Gross Profit %	28%	7%	n/a	n/a
Income (loss) from operations	$130,000	$(1,336,000)	$(1,399,000)	$(2,605,000)
Other (expense), net				(101,000)

Loss before income taxes				$(2,706,000)

	Medical Capital	Healthcare Products
	Equipment	Distribution	Healthcare Services	Total
As of March 31, 2004:
Assets	$22,987,000	$12,525,000	$12,339,000	$47,851,000
For the three months ended March 31, 2004:

Sales and service revenue	$9,846,000	$10,703,000	$4,475,000	$25,024,000
Gross Profit	3,054,000	1,174,000	n/a	n/a
Gross Profit %	31%	11%	n/a	n/a
Income (loss) from operations	$420,000	$(186,000)	$(30,000)	$204,000
Other (expense), net				(53,000)
Loss on equity investment				(222,000)

Loss before income taxes				$(71,000)

	Medical Capital	Healthcare Products
	Equipment	Distribution	Healthcare Services	Total
As of March 31, 2005:
Assets	$22,698,000	$13,712,000	$20,878,000	$57,288,000
For the twelve months ended March 31, 2005:

Sales and service revenue	$42,957,000	$35,017,000	$22,801,000	$100,775,000
Gross Profit	11,381,000	4,101,000	n/a	n/a
Gross Profit %	26%	12%	n/a	n/a
Loss from operations	$(11,000)	$(2,603,000)	$(2,844,000)	$(5,458,000)
Other (expense), net				(257,000)

Loss before income taxes				$(5,715,000)

	Medical Capital	Healthcare Products
	Equipment	Distribution	Healthcare Services	Total
As of March 31, 2004:
Assets	$22,987,000	$12,525,000	$12,339,000	$47,851,000
For the twelve months ended March 31, 2004:

Sales and service revenue	$33,836,000	$38,393,000	$15,954,000	$88,183,000
Gross Profit	9,427,000	4,788,000	n/a	n/a
Gross Profit %	28%	12%	n/a	n/a
Loss from operations	$(269,000)	$(641,000)	$(680,000)	$(1,590,000)
Other (expense), net				(111,000)
Loss on equity investment				(222,000)

Loss before income taxes				$(1,923,000)